EXHIBIT 99.1

Sent via electronic delivery

September 8, 2023

Saagar Govil

CEO/Cemtrex, Inc.

Cemtrex Inc.

135 Fell Ct

Hauppauge, NY 11788

RE:	Cemtrex Inc. (Symbol: CETXP)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 6651C-23

Dear Mr. Govil:

Based on its review of the written record, the Nasdaq Hearings Panel (“Panel”) has determined to grant Cemtrex Inc. (the “Company”) a temporary exception to regain compliance with The Nasdaq Stock Market LLC’s (“Nasdaq” or the “Exchange”) Listing Rule 5555(a)(1) (the “Bid Price Rule”). The Company has represented that it intends to effect a reverse stock split if necessary to regain compliance no later than January 5, 2024, and described the actions it intends to take to be able to meet that timeline. Accordingly, the Company is granted an exception until January 19, 2024, to effect the reverse stock split and thereafter regain compliance with the Bid Price Rule, subject to the milestones outlined below. In the event the Company fails to regain compliance with the Bid Price Rule by that date, its securities will be delisted.

1.	On or before September 29, 2023, the Company shall obtain Board of Directors’ approval for a reverse stock split at a ratio that is sufficient to regain and maintain long term compliance with the Bid Price Rule;
2.	On or before December 26, 2023, the Company shall obtain shareholder approval for a reverse stock split at a ratio between 1:2 and 1:3;
3.	On or before January 5, 2024, the Company shall effect a reverse stock split and, thereafter, maintain a $1 closing bid price for a minimum of ten consecutive business days;
4.	On or before January 19, 2024, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1 or more per share for a minimum of ten consecutive trading sessions.

The Panel advises the Company that during the exception period the Company must provide prompt notification of any significant events that may affect its compliance with Nasdaq listing requirements. This includes, but is not limited to, any event that may call into question the Company’s ability to meet the terms of the exception granted. Should the Company fail to meet any of the terms in this exception, its securities will immediately be delisted from the Exchange.

In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel’s decision and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to The Nasdaq Stock Market LLC to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (301) 978-8417.

Sincerely,

Alejandro Aguayo

Hearings Advisor

Nasdaq Office of General Counsel